Exhibit 13

BRF — BRASIL FOODS
(CNPJ/MF) NO. 01.838.723/0001-27
Publicly-Held Corporation

BYLAWS

I — NAME, REGISTERED OFFICE, DURATION AND PURPOSES

SECTION ONE — BRF — BRASIL FOODS S.A. is a Corporation with articles of incorporation filed before JUCESP under No. 35300149947 on 05.14.97 and governed by these Bylaws and relevant statutory provisions.

SECTION TWO — The Corporation has its registered office and legal seat in the City and Judicial District of Itajaí, State of Santa Catarina, at Jorge Tzachel, 475 — Bairro Fazenda — CEP 88301-140, and may establish branch, office and other subordinate facilities anywhere within the Brazilian territory or abroad.

SECTION THREE — The primary purpose for which the Corporation is organized is to engage in the following activities within the Brazilian territory or abroad:

1)              To manufacture, sell and transact any business relating to food generally, and particularly animal protein by-products and food products handled using the cold chain distribution process;

2)              To manufacture and sell animal feeds and nutriments for animals;

3)              To provide food services, generally;

4)              To manufacture, refine and sell vegetable oils;

5)              To produce, preserve, store, ensile and sell grains, grain by-products and grain derivatives;

6)              To conduct reforestation activities, the harvesting, processing and selling of timbers;

7)              To conduct the business of selling at retail and wholesale consumer and production goods, including the sale of equipment and vehicles for the development of its logistic activity;

8)              To export and import production and consumer goods;

9)              To hold equity interests in other companies, as a means to achieving the corporate purposes to full extent; and

10)        To participate in any projects required for the operation of the business of the Corporation.

Sole Paragraph. The Corporation may further engage directly, or indirectly through others, in any support activities for the core business described in Section Three above, such as:

a)              To conduct supporting administrative, technical or operational activities, aiming at creating conditions for the development of its core business;

b)             To provide freight services, generally;

c)              To provide product storage and stocking services and all other ancillary services relating thereto;

d)             To promote and replace its retail products at points of display and points of sale to final consumers;

e)              To provide the services of receiving and allocating raw materials to be used in production;

f)                To provide machine and vehicle repair, maintenance and overhaul services;

g)             To foster the agribusiness industry in Brazil through the promotion of activities, projects and technical assistance;

h)             To manufacture, develop and sell packaging products of any kind;

i)                 To process and raise livestock;

j)                 To conduct research on and to develop techniques for the production and improvement of genetic matrices for the Corporation.

SECTION FOUR — The term of duration of the Corporation is indefinite.

II — CAPITAL STOCK

SECTION FIVE (*) — The capital stock subscribed for and paid up is three billion, four hundred and forty-five million, forty-two thousand and seven hundred and ninety-five (R$3,445,042,795.00), divided into two hundred and six million, nine hundred and fifty-eight thousand and one hundred and three (206,958,103) no-par value common shares in book-entry form.

Paragraph One — The Corporation is authorized to increase the capital stock up to the limit of  five hundred million (500,000,000) common shares, irrespective of amendment to the bylaws, by resolution of the Board of Directors, who will have the authority to establish the conditions for the issue, including the price and time of payment of subscriptions.

Paragraph Two — Pursuant to a proposal from and attendant plan of the Board of Directors, the shareholders’ meeting may authorize the Corporation to grant stock options to its directors, officers or employees, or to individuals providing services to the Corporation or any company controlled by Corporation, within the limits of authorized capital.

Paragraph Three — The shares are indivisible and each common share is entitled to one vote on each matter voted on at a shareholders’ meeting.

SECTION SIX — No founders’ shares shall be issued by the Corporation.

SECTION SEVEN — The capital stock of the Corporation will consist solely of shares of common stock, and no shares of preferred stock shall be issued.

SECTION EIGHT — It will be incumbent upon the Board of Directors to authorize the shares of common stock to be deposited with a designated financial institution.

Sole Paragraph — The cost of transferring title to shares, stock splits and reverse stock splits may be charged by the Corporation to the shareholders.

SECTION NINE — At the discretion of the Board of Directors or the shareholders’ meeting, any issue of stock, convertible debentures and warrants to be placed by sale on a stock exchange, or through public subscription, or an exchange of shares in connection with a public offering may be made without or with limited preemptive rights to the shareholders, as provided by law and these Bylaws.

SECTION 10 — Failure by a subscriber to timely pay for any subscription will result in such subscriber being charged with interest at the rate of one percent (1%) per month and a ten percent (10%) penalty on the past due obligation, in addition to any other applicable statutory penalties.

SECTION 11 — By resolution of the shareholders pursuant to a proposal from the Board of Directors, the capital stock of the Corporation may by be increased through the capitalization of profits or reserves, and additional shares corresponding to such increase may or may not be issued to the shareholders in proportion to the number of shares held by them.

III — MEETINGS OF SHAREHOLDERS

SECTION 12 — Meetings of the shareholders, called and convened as prescribed by law and these Bylaws, will be held annually within the first four months after the end of each fiscal year, and especially, whenever the interests and business of the Corporation require action by the shareholders.

Paragraph One — The proceedings at shareholders’ meetings will be directed by the Chairman of the Board of Directors or, in his or her absence, by the Vice Chairman, who will designate the secretary of the meeting. In the event of absence or temporary disability of the Chairman and Vice Chairman of the Board of Directors, the shareholders’ meeting will be presided over by their respective alternates or, in the absence or disability of such alternates, by a Director specially designated by the Chairman of the Board of Directors.

Paragraph Two — The shareholders’ meeting will have the powers defined by law and, subject to exceptions set forth in law and in these Bylaws, the shareholders will act by an absolute majority of the affirmative votes cast at the meeting by any system adopted by the chair and secretary.

Paragraph Three — The first notice of any shareholders’ meeting shall be given not less than fifteen (15) days prior to the meeting.

Paragraph Four — Except in the case provided by Section 42 (ii) of these Bylaws, the shareholders’ meeting held to consider the cancellation of registration as a publicly-held corporation or the delisting of the Corporation from the New Market shall be called on not less than thirty (30) days’ notice.

Paragraph Five — Subject to statutory exceptions in the Corporations Law, the resolutions at shareholders’ meetings will be limited to the order of business stated in the respective notice of call.

SECTION 13 — In addition to an identification document, each shareholder shall submit within not less than five (5) days before any shareholders’ meeting, as the case may be: (i) the relevant proxy instrument containing the notarized signature of the person giving the proxy; and/or (ii) so far as concerns shareholders participating in the fungible custody of shares in book-entry form, an statement showing the respective holdings issued by the institution providing custodial services.

SECTION 14 — In addition to the powers granted by law and these Bylaws, the following powers are vested in the shareholders:

1)              To take action with respect to stock dividends and any stock split and reverse stock split;

2)              To approve stock option plans for directors, officers and employees of the Corporation, as well as for the directors, officers and employees of other companies directly or indirectly controlled by the Corporation;

3)              To take action on the allocation of the profit for the fiscal year and a distribution of dividends, as proposed by the directors and officers;

4)              To take action on the delisting from the New Market (“Novo Mercado”) of the São Paulo Stock Exchange — BOVESPA (“BOVESPA”);

5)              To fix the compensation of the Fiscal Council pursuant to law and these Bylaws;

6)              To take action for cancellation of registration with CVM as a publicly-held corporation, subject to the provisions of Article VII of these Bylaws;

7)              To select the expert firm that will be responsible for preparing a valuation report on the shares of the Corporation in the event of cancellation of registration as a publicly-held corporation or delisting from the New Market, as provided for in Article VII of these Bylaws.

IV — MANAGEMENT

Part I — General Provisions Applicable to Management

SECTION 15 — The management of the Corporation is vested in the Board of Directors and the Board of Executive Officers, whose respective authority is granted by law and these Bylaws.

Paragraph One — The directors and officers of the Corporation need not post a fidelity bond to cover the discharge of their duties.

Paragraph Two — The directors and officers of the Corporation will take their offices by signing a statement of incumbency recorded in the proper books and by previously signing the relevant Consent to Appointment referred to in the New Market Listing Regulations.

Paragraph Three — Any act performed by any director or officer of the Corporation, whereby the Corporation will become liable for obligations arising from business or transactions unrelated to the corporate purposes, are expressly prohibited and will ipso facto be null and void, without prejudice to liability under civil or criminal law, if the case may be, being imposed on anyone who violates this Paragraph.

Paragraph Four — The term of office of the directors and officers of the Corporation will be extended until their replacement take office.

Paragraph Five — The shareholders’ meeting will annually fix the aggregate annual compensation of the directors and officers of the Corporation, including any fringe benefits and entertainment allowances, taking into account their responsibilities, the time devoted to their duties, their competence and professional reputation, and the market value of their services. The Board of Directors will have the authority to establish the criteria for allocation of such compensation to each Director and each Executive Officer.

Part II — Board of Directors

SECTION 16 — The Board of Directors is composed of nine (9) to eleven (11) regular members and an equal number of alternates, not less than twenty percent (20%) of whom shall be Independent Directors (as defined in Paragraph One), all such members to be shareholders of the Corporation elected at a shareholders’ meeting for a term of office of two (2) years beginning and ending on the same dates, reelection being permitted.

Paragraph One — For the purpose of this Section, an Independent Director means such director as is defined in the New Market Listing Regulations of Bovespa and is expressly declared to be such in the minutes of the shareholders’ meeting at which he or she is elected. Upon election of the members of the Board of Directors, the shareholders’ meeting will designate a Chairman and a Vice Chairman, the latter to substitute for the former in his or her disabilities or absences, as well as in case of vacancy.

Paragraph Two — Where the multiple vote system has not been requested, the members of the Board of Directors will decide by the vote of an absolute majority of its attending members the names of candidates to be placed on the nominating ticket for all offices in the Board. In the event the multiple vote system has been requested, each member of the then acting Board of Directors will be deemed to be a candidate for the Board of Directors.

Paragraph Three — If the Corporation receives a written request from shareholders wishing that the multiple vote system be adopted as provided by Section 141, Paragraph One of the Corporations Law, the Corporation will communicate the receipt and contents of such request: (i) promptly, by electronic means, to CVM and BOVESPA; and (ii) by publication of the relevant notice to the shareholders within not more than two (2) days from receiving such request, considering in the computation of such time only the days in which the newspapers usually designated by the Corporation for corporate publications have circulated.

Paragraph Four — In the event any shareholder wishes to appoint one or more representatives for the Board of Directors who have not recently been members thereof, such shareholder shall notify the Corporation in writing within not less than five (5) days before the shareholders’ meeting at which the Directors will be elected, providing the name, qualifications and complete information on the professional experience of such candidates. Upon receiving notice with respect to one or more candidates for the Board of Directors, the Corporation will communicate the receipt and contents of such notice: (i) promptly, by electronic means, to CVM and BOVESPA; and (ii) by publication of the relevant notice to the shareholders within not less than three (3) days before the relevant shareholders’ meeting, considering in the computation of such time only the days in which the newspapers usually designated by the Corporation for corporate publications circulate.

Paragraph Five — If there is a vacancy in the office of a regular member of the Board of Directors, his or her alternate will fill the vacancy. In the event of vacancy in the office of a regular and alternate member of the Board of Directors, the remaining members will designate a replacement, who will serve until the next shareholders’ meeting, at which the shareholders will elect another Director to serve for the unexpired term of office. If more than one third (1/3) of the offices on the Board of Directors shall be vacant at the same time, the shareholders’ meeting will be called within thirty (30) days from such event to elect the substitutes, who will qualify for a term of office to coincide with that of the other Directors.

Paragraph Six — Each member of the Board of Directors must be of good repute, and a person will not be eligible for election if such person: (i) holds a position with any company that may be deemed to be a competitor of the Corporation; or (ii) has or represents any conflicting interest with respect to the Corporation. In the event any member of the Board of Directors attracts any of the foregoing disqualifications after being appointed, such member shall immediately submit his or her resignation to the Chairman of the Board of Directors. No elected member of the Board of Directors shall participate in any meetings at which action is proposed to be taken on matters with respect to which he or she may have or represent an interest conflicting with the interests of the Corporation, and no such member shall have access to information relating thereto.

SECTION 17 — The Board of Directors will meet regularly once every month and, specially, whenever required, on call by the Chairman or a majority of the Board members. Minutes of such meetings will be recorded in the proper book.

Paragraph One — At any meeting of the Board of Directors a quorum will consist of not less than 1/3 of its members.

Paragraph Two — Except with respect to the matters set out in Section 19 of these Bylaws, the Board of Directors will act by a majority vote of its members attending a meeting, the Chairman to cast the tie-breaking vote in the event of a tie.

SECTION 18 — The Board of Directors will have authority:

1)              To direct the conduct of the business of the Corporation;

2)              To elect and remove the executive officers of the Corporation and to establish their duties, subject to the provisions of these Bylaws;

3)              To supervise the performance of the executive officers, to examine at any time the books and papers of the Corporation, and to request information on contracts executed or about to be executed, as well as on any other action;

4)              To call shareholders’ meetings as may be deemed advisable and in the cases prescribed by law;

5)              To approve the management report and the accounts of the Board of Executive Officers;

6)              To allocate among the members of the Board of Directors and the Board of Executive Officers the aggregate annual compensation fixed by the shareholders’ meeting, and to establish the criteria for directors’ and officers’ participation in the profits, subject to the provisions of these Bylaws;

7)              To authorize the Executive Officers to give guarantees and aval to companies controlled by and affiliated with the Corporation, as well as to any third parties, in connection with matters related to the operations of the Corporation;

8)              To authorize the Executive Officers to make any products and personal and real property of the Corporation available to companies controlled by and affiliated with the Corporation to be offered as security for borrowing transactions entered into with financial institutions.

9)              To approve the creation or closing of any branch, agency and other offices and other subordinate corporate facilities anywhere in outside of Brazilian territory (international market) ;

10)        To choose and replace independent auditors proposed by the Fiscal Council;

11)        To propose to the shareholders’ meeting the issue of new shares beyond the limit of authorized capital;

12)        To take action on the acquisition of the Corporation’s own shares for cancellation or to be kept as treasury shares and, in this latter case, to take action on the subsequent disposition thereof;

13)        To take action on the issuance of any commercial paper and other similar securities;

14)        To take action on the issue of shares of stock within the limits of authorized capital, establishing the number, terms of payment, and subscription price of such shares, including premium thereon, and whether or not the shareholders will have preemptive rights or be subject to a shorter period for exercise of such rights, as permitted under applicable regulations;

15)        To approve the preparation of semiannual or other interim balance sheets, and to declare semiannual or other interim dividends out of profits shown in such balance sheets or Retained Earnings or Profit Reserves shown in the latest annual or semiannual balance sheet, as provided by law, and/or to authorize the payment of interest on shareholders’ equity, pursuant to Law No. 9,249/95;

16)        To approve and define in advance the action of the Board of Executive Officers on behalf of the Corporation in its capacity as a shareholder and/or quotaholder of other companies, directing the vote to be cast by the Corporation at any shareholders’ and/or other meetings of the companies in which the Corporation holds an interest, except with respect to operational and non-financial matters;

17)        To submit to the shareholders’ approval a proposal to grant stock options to the directors and officers or employees of the Corporation, or individuals providing services to the Corporation or to a company controlled by the Corporation, within the limits of authorized capital;

18)        To authorize changes in the conditions for trading and issuance of American Depositary Receipts — ADRs;

19)        To create technical or consultative committees without voting powers, aimed at discharging specific duties or carrying out general activities of interest to the Corporation. Such committees may function in the following areas, among others: (i) strategic and financing; (ii) governance and ethics; and (iii) directors’ and officers’ compensation and executive development;

20)        To supervise the performance of the duties of any committees that may be created to assist the Board of Directors, to approve the respective regulations and to consider any opinions and reports submitted by such committees pursuant to the prevailing legislation;

21)        To define the three-name list of firms with expertise in economic valuation of companies, for the purpose of preparing a valuation report on the shares of the Corporation in the event of cancellation of registration as a publicly-held corporation or delisting from the New Market, as provided under Section 43 of these Bylaws.

SECTION 19 — The following actions will require the affirmative vote of two thirds (2/3) of the members of the Board of Directors:

1)              To propose amendments to the Bylaws with respect to the term of duration of the corporation, the corporate purposes, increases or decreases in capital stock, issue of securities, abrogation of preemptive rights for subscription of newly issued shares and other securities, dividends, interest on shareholders’ equity, the powers and authority of the shareholders’ meeting, the organizational structure and duties of the Board of Directors and Board of Executive Officers and the respective voting requirements;

2)              To propose the spin-off, consolidation, merger of or into the Corporation, and the change of the type of the Corporation or any other form of corporate restructuring;

3)              To approve the liquidation, dissolution, appointment of liquidators, bankruptcy or any voluntary acts for the reorganization of the Corporation in or out-of-court and any financial restructuring in connection therewith;

4)              To propose the creation, acquisition, assignment, transfer, disposition and/or encumbrance, in any manner or by any means, of: a) ownership interests and/or any securities held in other companies; b) real properties with a market value of over 0.002% of the shareholders equity of the corporation; and c) any fixed assets representing, alone or in the aggregate, an amount equal to two and one half of one percent (2.5%) or more of the shareholders equity of the Corporation;

5)              To establish limitations on the value, term of duration, or kind of transaction for the borrowing of money and other financing transactions, or any security interests in real or personal property or other forms of guarantee;

6)              To approve expenses to be incurred and any financing transaction in connection with activities relating to soybeans, corn and other inputs not expressly included in the general budget, any hedging transactions in the futures and options markets or otherwise;

7)              To give guarantees, to lend money or provide other financing to any companies controlled by and/or affiliated with the corporation and/or its employees, in excess of the limitations imposed in item 4;

8)              To carry out transactions and business of any nature with shareholders, any persons controlling, controlled by and affiliated therewith, any directors and officers, employees and relatives of any of the foregoing, in excess of the limitations imposed in item 4;

9)              To approve integrated annual and multi-annual general capital budgets (operations budgets, investment budgets, and cash flow budgets) of the Corporation and companies controlled by and affiliated with the Corporation, to establish investment policies and the corporate strategy. The integrated annual general budget shall always be approved on or before the last day of the year preceding the calendar year to which it refers and shall cover the twelve months of the subsequent fiscal year. The budget of the corporation shall, at any time during a given calendar year, cover a minimum period of six (6) months. The implementation and execution of the approved budget will be reviewed on a monthly basis at the regular meetings of the Board of Directors;

10)        To elect the members of the Board of Executive Officers, designating the Chief Executive Officer and his or her substitute in case of disability or absence;

11)        To issue, repurchase, repay and/or redeem shares of stock, debentures, whether convertible or not, warrants and any other securities;

12)        To establish the dividend payment policy;

13)        To approve the assignment, transfer and/or acquisition of any rights in connection with trademarks, patents, production and technology processes.

Section III — Board of Executive Officers

SECTION 20 — The Board of Executive Officers, whose members will be elected and may be removed at any time by the Board of Directors, will be composed of not more than fifteen (15) members elected for a period of two (2) years, being one (1) Chief Executive Officer, one (1) Chief Financial Officer, one (1) Investor Relations Officer, the other Executive Officers to have their designated title and duties as may be proposed by the Chief Executive Officer to the Board of Directors pursuant to Section 21 hereof. All such members shall meet the requirements of Section 22 hereof and may be reelected. At the discretion of the Board of Directors, the Chief Financial Officer may discharge the duties of Investor Relations Officer cumulatively with his or her own duties.

SECTION 21 — It shall be the duty of:

1) The Chief Executive Officer:

a)              To call and preside over the meetings of the Board of Executive Officers

b)             To represent the Board of Executive Officers at any meetings of the Board of Directors;

c)              To submit to the consideration of the Board of Directors any proposals from the Board of Executive Officers with respect to the investment plan, the organizational structure, qualifications for and duties of any offices or positions, adoption of and amendments to the Internal Regulations and other rules and general operating standards of the Corporation and any companies controlled by and affiliated with the Corporation;

d)             To supervise and direct the conduct of the corporate business and the activities of all other Executive Officers;

e)              To submit the financial statements, operations and investment budgets, the financial plan and cash flow to the Board of Directors;

f)                To propose to the Board of Directors any positions in the Board of Executive Officers with or without a designated title, and the respective candidates to discharge specific duties as he or she deems necessary.

2) The Chief Financial Officer:

a)              To prepare, in conjunction with the other executive officers and under the coordination of the Chief Executive Officer, budgets to be submitted for approval to the Board of Directors, and to control the implementation of these budgets, especially with respect to cash flow management;

b)             To direct the implementation of the economic and financial policy, supervising the economic and financial activities as determined by the Board of Directors; to organize and coordinate the information system required for his or her activities, and to supervise all controllership activities.

3) The Investor Relations Officer:

a)              To represent the Corporation before the Brazilian Securities Commission (“CVM”) and all other entities in the securities market and financial institutions, as well as any Brazilian or foreign regulatory authorities and stock exchanges on which the securities of the Corporation are listed, and to cause any regulations applicable to the Corporation to be complied with in regard to registration with the CVM and any regulatory authorities and stock exchanges on which the securities of the Corporation are listed, and to manage the investors relations policy;

b)             To monitor compliance with the obligations under Article VII of these Bylaws by the shareholders of the Corporation and to submit to the shareholders’ meeting and/or the Board of Directors, when requested, his or her conclusions, reports and actions taken.

4) The other Executive Officers, whose title will be designated by the Board of Directors based on a proposal from the Chief Executive Officer:

a)              To direct, coordinate and supervise specific activities under their responsibility;

b)             To discharge specific duties as may be assigned to them by resolution of the Chief Executive Officer.

SECTION 22 — The members of the Board of Executive Officers will be elected by the Board of Directors, who may choose from among candidates previously selected by the Chief Executive Officer. For such purpose, the Chief Executive Officer will send to the Board of Directors a copy of the résumé of each candidate, together with the proposed terms of his or her employment and all other information necessary as evidence of the qualifications required by the Sole Paragraph of this Section.

Sole Paragraph — The Board of Executive Officers will be composed solely of professionals having demonstrable technical knowledge acquired in courses or in the exercise of activities consistent with the position for which they have been proposed.

SECTION 23 — Subject to the limitations imposed by law and these Bylaws, general management powers are vested in the Board of Executive Officers to take all action necessary for the regular operation of the Corporation with a view to attaining the corporate purposes.

SECTION 24 — Any two (2) members of the Board of Executive Officers acting together, in or out of court, will have powers to perform any lawful acts and bind the Corporation in any matters affecting its rights and obligations, except that the acquisition, assignment, transfer, disposition and/or encumbrance, in any manner or by any means, of the following items shall be performed exclusively by the Chief Executive Officer, or his or her substitute acting together with another member of the Board of Executive Officers:

a)              any ownership interests in and/or other securities of any companies;

b)             real properties of any value and any fixed assets.

Sole Paragraph — Subject to the limitations and restrictions contained in the leading sentence of this Section and any other limitations and restrictions determined by the Board of Directors, any two members of the Board of Executive Officers may appoint attorneys-in-fact with specific powers to act on behalf of the Corporation, by proper instruments, which, except where given for in-court representation, shall be valid until December 31 of each year.

SECTION 25 — The Board of Executive Officers will meet whenever necessary, and minutes of such meetings will be recorded in the proper book.

Paragraph One — The Board of Executive Officers will act by a majority vote, the Chief Executive Officer or his or her substitute to cast the tie-breaking vote.

Paragraph Two — A quorum at any meetings of the Board of Executive Officers will consist of not less than two thirds (2/3) of its members, the Chief Executive Officer or his or her substitute to be always present at such meetings.

Paragraph Three — In the event of absence or temporary disability, the Executive Officers will substitute for one another, as directed by the Chief Executive Officer. In case of a vacancy, the Board of Directors will, within thirty (30) days, designate a person to fill the vacancy, whose term of office will coincide with that of the other Executive Officers.

V — FISCAL COUNCIL

SECTION 26 — The Corporation will have a Fiscal Council functioning on a permanent basis, composed of three regular members and an equal number of alternates, with the duties, powers and compensation prescribed by law.

Paragraph One — The members of the Fiscal Council will take their offices by signing a statement of incumbency in the proper book and by previously signing the relevant Consent to Appointment referred to in the New Market Listing Regulations.

Paragraph Two — The Fiscal Council will hold regular meetings every month and special meetings whenever necessary, and minutes of such meetings will be recorded in the proper book.

SECTION 27 — In addition to the duties provided in the Brazilian legislation, the Fiscal Council will discharge the functions of an Audit Committee, in accordance with the rules issued by the U.S. Securities and Exchange Commission — SEC and the Regulations of the Fiscal Council.

SECTION 28 — Compliance with the requirements of applicable legislation, the provisions of these Bylaws and the Regulations of the Fiscal Council is required for the full discharge of the functions of the Fiscal Council.

Paragraph One — At least one member of the Fiscal Council shall have a demonstrable knowledge of the accounting, audit and financial areas, such that he or she may be characterized as an expert in finance.

Paragraph Two — The members of the Fiscal Council will be subject to the same obligations and prohibitions imposed by law and these Bylaws on the directors and officers of the Corporation.

Paragraph Three — The members of the Fiscal Council may only be members of the Board of Directors, Fiscal Council or Audit Committee of two more companies only in addition to the Corporation.

Paragraph Four — In the event of vacancy in the office any regular member of the Fiscal Council, the respective alternate will fill the vacancy. If there is a vacancy in the office of a regular member and the respective alternate, the shareholders’ meeting will be called to elect a member to fill the vacancy.

SECTION 29 — The activities of the Fiscal Council will be governed by prevailing and applicable legislation, these Bylaws and the Regulations of the Fiscal Council, as approved by the Board of Directors of the Corporation, who will provide for the powers, functioning and other matters concerning the aforesaid bodies.

VI — FISCAL YEAR AND RESULTS

SECTION 30 — The fiscal year coincides with the calendar year and, on the close thereof, the Corporation will prepare a balance sheet to determine the results for such period, as well as other relevant financial statements for publication and consideration by the shareholders’ meeting.

SECTION 31 — Any negative retained earnings and the provision for income tax shall be deducted from the results of each fiscal year before any distribution.

Sole Paragraph — After the deductions referred to in this Section are made, the shareholders’ meeting may allocate to the directors and officers a share of not more than ten percent (10%) of the remaining profits, subject to any statutory limitations.

SECTION 32 — The net income for the year will be allocated successively as follows;

1)              Five percent (5%) towards the establishment of the Legal Reserve, which shall not exceed twenty percent (20%) of the capital stock;

2)              Twenty-five percent (25%) as a mandatory minimum dividend, as adjusted in accordance with Section 202 of Law No. 6,404/76, to be paid with respect to all shares of stock of the corporation;

3)              Twenty percent (20%) towards the establishment of reserves for capital increase, which shall not exceed twenty percent (20%) of the capital stock;

4)              up to 50% (fifty per cent) for the constitution of the reserve for expansion, this reserve not to exceed 80% (eighty per cent) of the Capital Stock, with the purpose of ensuring investments in fixed assets or increases in working capital, including through amortization of the Company’s debts, irrespective of retention of profit earmarked to the capital expenditures budget, and its balance being used, as may be the case, for: (i) absorbing losses whenever necessary; (ii) distribution of dividends at any time; (iii) operations of redemption, reimbursement or the authorized purchase of shares as permitted in the legislation; and (iv) for incorporation into the Capital Stock, including through new stock dividends.”

SECTION 33 — Unless otherwise resolved by the shareholders’ meeting, payment of any dividends, interest on shareholders’ equity and the distribution of shares resulting from a capital increase will be made within sixty (60) days from the date of the relevant resolution.

Sole Paragraph — The Corporation may, by a resolution of the Board of Directors pursuant to the foregoing Section 18, prepare semiannual and other interim balance sheets and declare dividends and/or interest on shareholders’ equity out of profits shown on such balance sheets, retained earnings or profit reserves appearing in the latest annual balance sheet or interim balance sheets, as provided by law.

VII — SALE OF CORPORATE CONTROL, CANCELLATION OF REGISTRATION AS A PUBLICLY-HELD CORPORATION  AND DELISTING FROM THE NEW MARKET

SECTION 34 — The sale of THE CORPORATE CONTROL in the Corporation (as defined in Paragraph One of this Section), either directly or indirectly, in a single transaction or a series of successive transactions, must be agreed upon under a condition precedent or subsequent that the purchaser of such corporate control will make a public offering (the “Public Offering”) of the remaining shares of the Corporation, subject to the terms of and within the time limits prescribed by prevailing legislation and the New Market Listing Regulations, so that the holders of such shares will receive the same treatment as is accorded to the selling Controlling shareholder.

Paragraph One — For purposes of these Bylaws, any capitalized terms will have the following meanings:

“Purchasing Shareholder” means any person, including, but not limited to, any individual or entity, investment fund, joint ownership scheme, securities portfolio, universality of rights, or other form of organization, residing, domiciled or with registered office in Brazil or abroad, or a Group of Shareholders, who purchase shares of the capital stock of the Corporation, whether or not representing a Controlling Power.

“Controlling Shareholder” means a shareholder or Group of Shareholders, as defined below, who exercises a Controlling Power in the Corporation.

“Selling Controlling Shareholder” means a Controlling Shareholder that disposes of the Controlling Power in the Corporation.

“Outstanding Shares” means all shares issued by the Corporation, except such shares as are held by the Controlling Shareholder, any persons related to the Controlling Shareholder, directors and officers of the Corporation and treasury shares.

“Corporate Control” (and such related terms as “Controlled by”, “under common Control with” or “Controlling Power”) means the power, either directly or indirectly, to effectively manage the corporate affairs and direct the operation of the governing bodies of the Corporation, as a matter of fact or law.

“Group of Shareholders” means a group of two or more persons: (a) linked by contracts or agreements of any nature, including any shareholders’ agreements, whether directly or through any companies Controlled by, Controlling or under common Control with such persons; or (b) having a controlling relationship with respect to one another, whether directly or indirectly; or (c) who are under common Control with another person; or (d) representing the same interest. Persons representing the same interest include, by way of example: (d.1) any person directly or indirectly holding ten percent (10%) or more of the capital stock of another person; and (d.2) two persons ten percent (10%) or more of the capital stock of which is directly or indirectly owned by a third person. Any joint venture, investment fund or club, foundation, association, trust, joint ownership scheme, cooperative, securities portfolio, universality of rights, or any other form of organization or undertaking, whether organized in Brazil or abroad, will be deemed to be part of a same Group of Shareholders whenever any two or more such entities: (i) are controlled or managed by the same legal entity or by parties having a relationship with the same legal entity; or (ii) have a majority of its directors and officers in common with each other or one another.

“Exercise of Widespread Controlling Power” means such Controlling Power as is exercised by: (i) a shareholder owning less than fifty percent (50%) of the capital stock of the Corporation; (ii) shareholders that as a group own more than fifty percent (50%) of the capital stock of the Corporation, provided that such shareholders are not parties to a voting trust, are not under common control and do not represent a common interest; and (iii) shareholders who are parties to a shareholders’ agreement and who, collectively, own less than fifty percent (50%) of the capital stock of the Corporation.

Paragraph Two — Where the acquisition of the Corporate Control results in the imposition on the purchaser of such Corporate Control of an obligation to make the Public Offering required under Section 37 of these Bylaws, the tendered price will be the greater of the prices determined according to this Section 34 and Section 37, Paragraph Two of these Bylaws.

Paragraph Three — The Selling Controlling Shareholder shall not transfer title to the shares owned by such selling Controlling shareholder or selling Controlling Group of Shareholders, and the Corporation shall not record any transfer of shares representing the Corporate Control unless and until the Purchasing Shareholder signs the relevant Statement of Adherence referred to in the New Market Listing Regulations.

Paragraph Four — The Corporation will refrain from recording any transfer of shares to any shareholder(s) that may become the holder(s) of a Controlling Power, unless and until such Controlling shareholder(s) signs/sign the relevant Statement of Adherence.

Paragraph Five — No Shareholders’ Agreement providing for exercise of Controlling Power shall be filed with the Corporation’s registered office if the signatories thereof have not subscribed the Statement of Adherence referred to in Paragraph Three of this Section.

SECTION 35 — The public offering referred to in the preceding Section must also be made: (i) upon an assignment for financial consideration of interests exercisable for newly-issued shares and other securities or interests convertible into or exercisable for newly-issued shares which may result in the sale of the Corporate Control in the Corporation; and (ii) in the event of the Control in the Controlling Shareholder of the Corporation, in which case such selling Controlling shareholder will be required to disclose to BOVESPA the value assigned to the Corporation in such sale, as well as the supporting documentation therefore.

SECTION 36 — Any person that is already a shareholder of the Corporation and acquires the Controlling Power of the Corporation as a result of a share purchase agreement entered into with the Controlling Shareholder for any number of shares, will be required: (i) to make a public offering as provided in Section 34 of these Bylaws; (ii) to compensate any shareholders from whom such person may have purchased shares on a stock exchange within a period of six (6) months preceding the date of transfer of the Corporate Control in the Corporation for the excess, if any, of the price paid to the Selling Controlling Shareholder over the market quotation of the Corporation’s shares during the aforesaid period, as properly adjusted according to the positive variation in the Extended Consumer Price Index (Índice de Preços ao Consumidor Amplo — IPCA) (“IPCA”) up to the date of payment of such compensation; (iii) as the case may be, to take action as appropriate to restore the minimum twenty-five percent (25%) requirement of the total outstanding shares of the Corporation within a period of six (6) months following the acquisition of the Corporate Control.

SECTION 37 — Any Purchasing Shareholder that acquires or becomes the owner of twenty percent (20%) or more of all shares of the capital stock of the Corporation shall, within not more than thirty (30) days from the date of acquisition or event resulting in such share ownership being equal to or higher than twenty percent (20%) of all shares of the capital stock of the Corporation, register or, if the case may be, apply for the registration of a Public Offering with respect to all shares of the capital stock of the Corporation, subject to applicable CVM regulations, the rules of BOVESPA and the provisions of this Section.

Paragraph One — In such case, the following procedures will be applicable: (i) the Public Offering must be made indistinctly to all shareholders of the Corporation; (ii) the shares must be sold by auction on BOVESPA; (iii) the Public Offering must be launched for a price determined as provided in Paragraph Two of this Section; and (iv) the Public Offering must be a cash offer in lawful Brazilian currency for the shares of the capital stock of the Corporation.

Paragraph Two — The tendered price per share of the capital stock of the Corporation shall not be less than the greater of: (i) the economic value arrived at in a valuation report, subject to the provisions of Paragraph Three of this Section; (ii) one hundred and thirty-five percent (135%) of the issue price of the shares in any capital increase carried out through a public distribution within a period of twenty-four (24) months preceding the date as of which the Public Offering has become mandatory pursuant to this Section 37, as properly adjusted according to the IPCA up to the date of payment; and (iii) one hundred and thirty-five percent (135%) of the average market quotation per share of the capital stock of the Corporation during a period of thirty (30) days preceding the Public Offering on the stock exchange trading the greatest volume of shares of the capital stock of the Corporation.

Paragraph Three — The valuation mentioned in item (i) of the foregoing Paragraph Two will be the arithmetic mean of the midpoints within the range of economic value in two valuation reports, as determined according to the discounted cash flow method, provided that the variation between such midpoints does not exceed ten percent (10%). If the difference between such midpoints exceeds 10%, the economic value of the Corporation will be determined by an arbitration conducted pursuant to the terms of Section 46 of these Bylaws.

Paragraph Four — The valuation reports referred to in the preceding Paragraph shall be prepared by two leading financial institutions of recognized standing and experience in the food industry, one to be selected by the Corporation and the other by the Purchasing Shareholder from among major institutions providing advisory services in mergers and acquisitions to customers in Brazil at the time. The cost of the valuation reports shall be borne respectively by the Corporation and the Purchasing Shareholder.

Paragraph Five — A Public Offering made as referred to in the leading sentence of this Section will not preclude another shareholder of the Corporation or the Corporation itself, as the case may be, from making a competing Public Offering according to applicable regulations.

Paragraph Six — A Purchasing Shareholder must comply with any requests or requirements made by CVM based on applicable regulations with respect to a Public Offering, within the maximum periods prescribed therein.

Paragraph Seven — In the event a Purchasing Shareholder fails to comply with the obligations imposed by this Section, including as regards adherence to the maximum time limits for (i) making or applying for registration of a Public Offering, or (ii) complying with any requests or requirements of CVM, then the Board of Directors of the Corporation will call a special shareholders’ meeting, at which the Purchasing Shareholder will be barred from voting, to consider suspending exercise of such non-complying Purchasing Shareholder’s rights as provided in Section 120 of the Corporations Law, without prejudice to the liability of the Purchasing Shareholder for any loss or damage caused to the other shareholders as a result of such failure to comply with the obligations imposed by this Section.

Paragraph Eight — Any Purchasing Shareholder who acquires or becomes the holder of other interests in the Corporation, including by way of a life estate (usufruto) or fideicommissum, equal to twenty percent (20%) or more of all shares of the capital stock of the Corporation, will likewise be required to either register or apply for the registration of a Public Offering as described in this Section, within not more than thirty (30) days from such acquisition or event resulting in twenty percent (20%) or more of all shares of the capital stock of the Corporation being so held.

Paragraph Nine — Except as provided in Sections 44 and 45 of these Bylaws, the obligations established in Section 254-A of the Corporations Law and Sections 34, 35 and 36 of these Bylaws will not release a Purchasing Shareholder from compliance with the obligations prescribed by this Section.

Paragraph 10 — The provisions of this Section will not apply in the event a person becomes the holder of more than twenty percent (20%) of all shares of the capital stock of the Corporation by reason of: (i) statutory succession, on condition that the shareholder shall dispose of any excess shares within sixty (60) days from the relevant event; (ii) merger of another company into the Corporation; (iii) absorption of shares of another company by the Corporation; or (iv) subscription for shares of the Corporation in a single primary issue that is approved at a shareholders’ meeting called by the Board of Directors of the Corporation and with respect to which the proposed capital increase requires the issue price of the shares to be based on the economic value determined according to a valuation report on the economic and financial condition of the Corporation prepared by an expert firm of recognized experience in the valuation of publicly-held companies.

Paragraph 11 — For the purpose of calculating the percentage of twenty percent (20%) of all shares of the capital stock of the Corporation, as mentioned in the leading sentence of this Section, no involuntary increase in ownership interest resulting from cancellation of treasury shares or reduction of the capital stock of the Corporation entailing a cancellation of shares will be computed.

Paragraph 12 — If CVM regulations applicable to a Public Offering under this Section require adoption of any given criterion to determine the purchase price per share of the Corporation in the Public Offering, which criterion results in a purchase price higher than that determined pursuant to Paragraph Two of this Section, then the purchase price determined according to CVM regulations shall prevail with respect to such Public Offering.

Paragraph 13 — Any modification hereto limiting the right of the shareholders to a Public Offering under this Section, or the deletion of this Section, will require any shareholder(s) who may have voted favorably on such modification or deletion at a shareholders’ meeting to make a Public Offering under this Section.

SECTION 38 — Should it be resolved at a special shareholders’ meeting that the Corporation should delist from the New Market, the Controlling Shareholder of the Corporation shall make a public offering where the delisting is: (i) for the purpose of trading the shares outside the New Market; or (ii) caused by a corporate restructuring pursuant to which the shares of the Corporation resulting from such restructuring are not admitted to trading in the New Market. The minimum tendered price shall be equal to the economic value determined according to the valuation report referred to in Section 43 of these Bylaws.

SECTION 39 — The minimum tendered price stated in a public offering to be made by the Controlling Shareholder or the Corporation for the purpose of cancellation of registration as a publicly-held corporation shall be equal to the economic value determined according to the valuation report referred to in Section 43 of these Bylaws.

SECTION 40 — In the event of Exercise of a Widespread Controlling Power: (i) where the cancellation of registration as a publicly-held corporation is approved at a shareholders’ meeting, except in the case provided in Section 42 (ii) of these Bylaws, the public offering shall be made by the Corporation itself, and in this case the Corporation may only purchase the shares owned by those shareholders who have voted favorably on the cancellation of registration at such shareholders’

meeting, after having purchased the shares of all other shareholders who have not voted favorably on the aforesaid cancellation of registration and who have accepted such public offering; (ii) where the delisting of the Corporation from the New Market is approved at a shareholders’ meeting, whether for the purpose of registration for trading the shares outside the New Market or for a corporate restructuring as provided in Section 38 (ii) of these Bylaws, the public offering shall be made by the shareholders who have voted favorably thereon at such shareholders’ meeting.

SECTION 41 —In the event of Exercise of a Widespread Controlling Power and BOVESPA requires that the market quotation of securities of the Corporation be published separately or that trading of any securities issued by the Corporation be suspended in the New Market by reason of non-compliance with any obligations imposed by the New Market Listing Regulations, the Chairman of the Board of Directors shall, within not more than two (2) days from such requirement, in the computation of which time only the days in which the newspapers usually designated by the Corporation for corporate publications have circulated, call a special shareholders’ meeting to replace all members of the Board of Directors.

Paragraph One — If the Chairman of the Board of Directors fails to call the special shareholders’ meeting mentioned in the leading sentence of this Section within the prescribed time limit, any shareholder of the Corporation may do so.

Paragraph Two — The new Board of Directors elected at the special shareholders’ meeting mentioned in the leading sentence and in Paragraph One of this Section shall cure such non-compliance with obligations imposed by the New Market Listing Regulations within the shortest possible time or within a new time limit established by BOVESPA for such purpose, whichever is less.

SECTION 42 — In the event of Exercise of a Widespread Controlling Power and the delisting of the Corporation from the New Market results from non-compliance with any obligations imposed by the Listing Regulations: (i) if such non-compliance arises from a resolution of the shareholders’ meeting, the public offering shall be made by the shareholders who have voted favorably on the proposed action resulting in such non-compliance; and (ii) if such non-compliance arises from a management act or event, the Corporation shall make the public offering for cancellation of registration as a publicly-held corporation to all the shareholders of the Corporation. In the event the shareholders’ meeting decides to maintain the registration of the Corporation as a publicly-held company, the Public Offering shall be made by the shareholders who have voted favorably on such proposed action and, in this case, the provision of Section 40 (i) of these Bylaws will not apply.

SECTION 43 — The valuation report referred to in Sections 38 and 39 of these Bylaws shall be prepared by an expert firm of recognized experience, unrelated to the decision-making authority of the Corporation, its directors and officers and Controlling shareholders, in accordance with the requirements set out in Paragraph One of Section Eight of the Corporations Law, and contain an acknowledgement of responsibility as required under Paragraph Six of the said Section Eight.

Paragraph One — Selection of the institution or expert firm responsible for determining the economic value of the Corporation is reserved to the shareholders’ meeting based on a three-name list of firms proposed by the Board of Directors. Action thereon shall be taken by the affirmative vote of an absolute majority of the Outstanding Shares at the shareholders’ meeting, provided that: (i) if the meeting is convened on first call, a quorum shall consist of not less than twenty percent (20%) of all Outstanding Shares; or (ii) where the meeting is convened on second call, a quorum may consist of any number of shareholders owning Outstanding Shares.

Paragraph Two —The costs of preparing the required valuation report shall be fully borne by the persons responsible for making the public offering.

SECTION 44 — A single Public Offering may be made for more than one of the purposes mentioned in this Article VII, in the New Market Listing Regulations or in CVM regulations, provided that it is possible to harmonize the requirements for the various forms of Public Offering, that no loss is incurred by any offeree and that, where required under applicable regulations, CVM’s authorization is obtained.

Sole paragraph. With the exception of those Public Offerings for delisting from the New Market and/or cancellation of registration as a publicly held company, the holding of a unified Public Offering may only be executed by a Company shareholder who holds a stake equal to, or more than 20% (twenty per cent) of the total shares issued by the Company, pursuant to the provision in Section 37.

SECTION 45 — The Corporation or the shareholders responsible for making a Public Offering under this Article VII, the New Market Listing Regulations or CVM regulations may secure the making of such Public Offering through any shareholder, a third party or the Corporation, as the case may be. Neither the Corporation nor a shareholder are released from the obligation to make the Public Offering until the Public Offering has been made in accordance with all applicable regulations.

VIII — ARBITRATION

SECTION 46 — The Corporation, its shareholders, directors and officers and members of the Fiscal Council agree that any disputes or controversies that might arise among them, particularly if relating to or caused by the application, validity, effectiveness, interpretation, violation, and the consequences of, any violation of the provisions of the New Market Participation Agreement, New Market Listing Regulations, these Bylaws, any shareholders’ agreements on file at the registered office of the Corporation, the provisions of the Corporations Law, the rules established by the Brazilian National Monetary Council, the Central Bank of Brazil or CVM, the regulations of BOVESPA and any other rules governing the securities market generally, and the Rules of the Capital Market Arbitration Chamber will be settled by an arbitration conducted in accordance with the Rules of the Market Arbitration Chamber.

IX — LIQUIDATION OF THE CORPORATION

SECTION 47 — The Corporation will be liquidated in the cases provided by law. The shareholders’ meeting will have the authority to elect the liquidator or liquidators and the Fiscal Council that will function during the period of liquidation, subject to statutory requirements.

X — GENERAL AND TRANSITION PROVISIONS

SECTION 48 — The provisions contained in statutes and in any Shareholders’ Agreement on file at the registered office of the Corporation as provided by Section 118 of Law No. 6,404/76 will apply in the event of any dissent.

SECTION 49 — Any shareholders’ agreement on file at the registered office of the Corporation will be binding on the Corporation. Any person directing or recording the proceedings of any shareholders’ or Board of Directors meeting is expressly prohibited from counting any votes of shareholders or members of the Board of Directors cast in violation of a shareholders’ agreement to which such shareholders are parties that is duly filed with the Corporation at its registered office. The Corporation is also expressly prohibited from acknowledging and recording any share transfers and/or encumbrance, and/or any assignment of a preference right for the replacement of shares and/or other securities that are inconsistent with the terms of any such shareholders’ agreement.

SECTION 50 — The provisions of Section 37 of these Bylaws will not apply to current shareholders or any Group of Shareholders that already own twenty percent (20%) or more of all shares of the capital stock of the Corporation, and any successors thereof; rather, the provisions of this Section will apply only to such investors as may become shareholders of the Corporation after the date in which the Corporation’s adherence to and listing with the New Market becomes effective.

SECTION 51 — On a transitory basis, the Board of Directors shall have 2 (two) Co-Chairmen, with identical prerogatives and functions, being appointed by the General Meeting, conditional upon the following paragraphs.

Paragraph 1 — In the Board of Directors decisions, neither of the Co-chairmen shall enjoy a casting vote in the event of tied voting, but only their respective personal votes being taken into consideration, the effectiveness of the rule on tie-breaking votes pursuant to the second paragraph of Section 17 of these Bylaws being suspended.

Paragraph 2 - Pursuant to these Bylaws, the prerogatives and functions of the Chairman of the Board of Directors shall be exercised jointly by the Co-chairmen.

Paragraph 3 — In the absences or incapacity of the Co-chairmen, as well as in the event of the positions becoming vacant, the same shall be substituted by the respective Vice Chairmen, who shall also be appointed by the General Meeting.

Paragraph 4 — The provision in this Section shall cease to apply as from the Ordinary General Meeting to be held within the first four months following the end of the fiscal year 2010, when the members of the Board of Directors shall be elected and one Chairman and one Vice Chairman appointed, the effectiveness of the rule on tie-breaking votes being restored pursuant to the second paragraph of Section 17 of these Bylaws.

São Paulo, July 8, 2009.

Important Notices

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors in American Depositary Shares (“ADSs”) of Sadia S.A. (“Sadia”) and U.S. holders of preferred shares of Sadia are urged to read the U.S. informational document regarding the association between Sadia and Perdigão S.A. (“Perdigão” and, together with Sadia, the “Companies”), when it becomes available, because it will contain important information.  U.S. holders of common shares of Sadia are urged to read any informational document or other materials prepared by Perdigão for common shareholders of Sadia regarding the association because they will contain important information.  Perdigão expects to submit copies of these documents to the U.S. Securities and Exchange Commission (“SEC”) when they are available, and investors and security holders may obtain free copies of these documents and other documents filed by the Companies with the SEC at the SEC’s website at www.sec.gov.  A copy of any informational documents prepared for holders of ADRs or U.S. holders of common or preferred shares of Sadia (when available) may also be obtained for free from Perdigão.

This communication contains forward-looking statements. These statements are statements that are not historical facts and are based on the current view and estimates of management of the Companies of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the Companies, are intended to identify forward-looking statements. Statements regarding the structure and timing of any association between the Companies, business strategies, future synergies, future costs and future liquidity of the Companies, and pro forma results of operations and financial condition of the Companies are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties, including economic and market conditions in Brazil and globally, conditions in the industry of the Companies, any regulatory actions relating to the association, the ability of the Companies to achieve projected synergies and the risk factors outlined by each of the Companies in their filings with the SEC and the Brazilian Comissão de Valores Mobiliários (CVM). There is no guarantee that the expected events, trends or results will actually occur. Any changes in the assumptions and factors on which these forward-looking statements are based could cause actual results to differ materially from current expectations.